Exhibit 99.1


                                                              General Motors

                                                              GM Communications
                                                              New York, NY, USA
                                                              media.gm.com
For Release:
June  28, 2007,  9:15 a.m. EDT

GM Agrees to Sell Allison Transmission to The Carlyle Group and Onex

NEW YORK -- General Motors Corp. (NYSE: GM) today announced that it has reached a definitive agreement for the company to sell its Allison Transmission (Allison) commercial and military business to The Carlyle Group (Carlyle) and Onex Corporation (Onex) for approximately $5.6 billion.

The sale agreement covers substantially all of Allison Transmission, including seven manufacturing facilities in Indianapolis, Ind. and its worldwide distribution network and sales offices. The production facility in Baltimore, Md. is dedicated to the production of conventional and hybrid 2MODE transmissions used in GM's retail pick-up trucks and SUVs and will remain with GM. The transaction is structured to preserve GM's and Allison's competitive strengths in their respective product lines and is expected to close as early as the third quarter of this year pending union and regulatory approval.

"This is another important step to strengthen our liquidity and provide resources to support our heavy investments in new products and technology," said Rick Wagoner, GM chairman and CEO. "At the same time, this sale will position Allison for growth with strong partners in Carlyle and Onex, which have well-established track records of working effectively with their management teams, unions and employees," Wagoner went on to say.

Seth Mersky, managing director of Onex said, "We believe Allison is poised for excellent growth in its sector with the increasing rate of adoption of automatic transmissions in commercial vehicles both in North America and abroad. Allison's exceptional reputation for product quality and reliability, its strong brand and talented management team provide it with a competitive advantage that will allow the company to capture that growth."

Carlyle managing director Greg Ledford said, "We are excited to partner with Onex, the Allison management team and employees as we grow this iconic brand and support its transition to a stand-alone business."

General Motors Corp. (NYSE: GM), the world's largest automaker based on 2006 sales, has been the annual global industry sales leader for 76 years. Founded in 1908, GM today employs about 280,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2006, nearly 9.1 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. GM's OnStar subsidiary is the industry leader in vehicle safety, security and information services. More information on GM can be found at www.gm.com.

Allison Transmission is the leading designer and manufacturer of automatic transmissions for medium and heavy duty commercial vehicles. Its products are used in on-highway, off-highway and vehicles. Headquartered in Indianapolis, Indiana, Allison Transmission employs approximately 3,400 people, has seven plants in Indianapolis and sells its transmissions through a worldwide distribution network with sales offices in North America, South America, Europe, Africa and Asia. The company generates annual revenues in excess of $2 billion.

The Carlyle Group is a global private equity firm with $58.5 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, infrastructure, technology & business services and telecommunications & media. Since 1987, the firm has invested $28.3 billion of equity in 636 transactions for a total purchase price of $132.0 billion. The Carlyle Group employs more than 800 people in 18 countries. In the aggregate, Carlyle portfolio companies have more than $87 billion in revenue and employ more than 286,000 people around the world. www.carlyle.com.

Onex Corporation is one of Canada's largest corporations with businesses that generate annual revenues of C$30 billion and have 184,000 employees worldwide. The Company makes private equity investments through its Onex Partners and ONCAP family of Funds. Onex also has a Real Estate Fund and a Public Markets Fund. Since its inception in 1983, Onex has invested approximately C$8 billion of equity in a variety of industries, including electronics manufacturing services, aerospace, healthcare, financial services, automotive, metal services, customer support services, transportation and logistics, theatre exhibition, consumer products and communications infrastructure. Onex is a public company whose shares are traded on the Toronto Stock Exchange under the symbol OCX. www.onex.com

Forward-looking statements
In this press release and related comments by GM's management, we use words like "expect," "anticipate," ""plan," "intend," "pursue," or "believe," to identify forward-looking statements that represent our current judgments about possible future events. We believe these judgments are reasonable, but the actual events may differ materially due to a variety of important factors. Among other items, such factors include our ability to obtain the required consents and approvals, changes in the business results or prospects of Allison Transmission, or changes in the general business environment or economic conditions.
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Contacts:
Melisa Tezanos
GM Financial Communications
Office: 212.418.6261
Mobile: 212.542.0358
Melisa.tezanos@gm.com